Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (No. 333-216692, 333-134566, and 333-164014) on Form S-8 of Spectrum Pharmaceuticals, Inc. of our report dated June 24, 2019, with respect to the statements of net assets available for benefits of Spectrum Pharmaceuticals, Inc. 401(k) Plan as of December 31, 2018 and December 31, 2017, the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related supplemental schedules as of December 31, 2018, appearing in this Annual Report on Form 11-K of Spectrum Pharmaceuticals, Inc. 401(k) Plan.
/s/ Raimondo Pettit Group
Torrance, California
June 24, 2019